Exhibit 10.22

EXECUTION COPY

EXTENSION OF EXECUTIVE EMPLOYMENT AGREEMENT

This EXTENSION OF EXECUTIVE EMPLOYMENT AGREEMENT (“Extension”) is made as of February 28, 2009 by and between Atlantic Broadband Management, LLC, a Delaware limited liability company (the “Company”), and Edward Holleran (“Executive”).

WHEREAS, the Company and Executive entered an Executive Employment Agreement dated March 1, 2004 (the “Agreement”) which will expire on February 28, 2009;

WHEREAS the Company and Executive desire to enter into a new employment agreement; and

WHEREAS, the Company and Executive wish to extend the terms of the Agreement on an interim basis for a period of six months to allow parties sufficient time to enter a new agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Extension of Employment Period The Employment Period shall be extended for a period of six months, beginning on the date of this Extension, unless terminated earlier under the provisions of Section 5 (a) (ii) – (iii) or by execution of a new employment agreement by Company and Executive. The term “fifth anniversary” is amended to read “fifth anniversary plus six months” wherever it appears in the Agreement. In all other respects, the Agreement shall remain unamended.

Section 2. Retroactive Effect The terms and consideration as agreed to by Company and Executive in a new employment agreement to be entered into following the date hereof shall apply retroactively to March 1, 2009.

Section 3. Capitalized Terms Capitalized terms used herein shall have the same meaning as set forth in the Agreement.

Section 4. Governing Law. Issues and questions concerning the construction, validity, enforcement and interpretation of this Extension will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Extension, even though under Delaware’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

IN WITNESS WHEREOF, the parties hereto have executed this Extension of Executive Employment Agreement as of the date first written above.

ATLANTIC BROADBAND MANAGEMENT, LLC

By:
Name:
Title:

Edward Holleran